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PTC Therapeutics Announces Management Change

SOUTH PLAINFIELD, N.J., March 16, 2020 – PTC Therapeutics, Inc. (NASDAQ: PTCT) today announced that Marcio Souza, Chief Operating Officer, has resigned and will be leaving the company by April 25, 2020.

“We are grateful to Marcio for the significant contributions he has made to PTC,” said Stuart W. Peltz, Ph.D., Chief Executive Officer, PTC Therapeutics, Inc. “Marcio started with PTC over six years ago and has been instrumental in helping transform the company. While Marcio has been at PTC, we have grown from a U.S. based R&D organization about to launch its first treatment, to a fully integrated global company with three commercial products and a rich pipeline of many other potential treatments for multiple rare disorders. I am appreciative of his efforts in helping us grow PTC to the next level and wish Marcio the very best in his new endeavors. While Marcio will be missed, we have a very strong organization with experienced leadership in place and we are well positioned to continue to take PTC into its next stage of development.”

“It has been a privilege to have been part of PTC’s transformational growth,” said Marcio Souza, Chief Operating Officer, PTC Therapeutics, Inc., “PTC has always focused on providing innovative and transformative treatments to patients and I am proud to have been part of that mission.”

About PTC Therapeutics, Inc.
PTC is a science-driven, global biopharmaceutical company focused on the discovery, development and commercialization of clinically differentiated medicines that provide benefits to patients with rare disorders. PTC's ability to globally commercialize products is the foundation that drives investment in a robust and diversified pipeline of transformative medicines and our mission to provide access to best-in-class treatments for patients who have an unmet medical need.

For More Information:

Investors:
Alex Kane
+1 (908) 912-9643
akane@ptcbio.com

Media:
Jane Baj

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+1 (908) 912-9167
jbaj@ptcbio.com

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements contained in this release, other than statements of historic fact, are forward-looking statements, including statements regarding PTC's strategy, future operations, future financial position, future revenues, projected costs; and the objectives of management. Other forward-looking statements may be identified by the words "guidance," "plan," "anticipate," "believe," "estimate," "expect," "intend," "may," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions.

PTC's actual results, performance or achievements could differ materially from those expressed or implied by forward-looking statements it makes as a result of a variety of risks and uncertainties, including the factors discussed in the "Risk Factors" section of PTC's most recent Annual Report on Form 10-K as well as any updates to these risk factors filed from time to time in PTC's other filings with the SEC. You are urged to carefully consider all such factors.

The forward-looking statements contained herein represent PTC's views only as of the date of this press release and PTC does not undertake or plan to update or revise any such forward-looking statements to reflect actual results or changes in plans, prospects, assumptions, estimates or projections, or other circumstances occurring after the date of this press release except as required by law.